                                                                    EXHIBIT 12.1

                              LSI LOGIC CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN MILLIONS OF DOLLARS)

                                                        Year ended December 31,                 Six months ended June 30,
                                         ----------------------------------------------------   -------------------------
                                          1998      1999       2000        2001       2002        2003             2002
                                         -------   -------   --------   ----------   --------   -------------------------
Pre-tax income (loss) from
      continuing operations
      before adjustment for
      minority interests in
      consolidated subsidiaries
      or income or loss from
      equity investees                   $(129.5)  $ 224.2   $  379.8   $ (1,030.4)  $ (290.4)  $  (284.5)       $ (234.0)

Add:  Amortization of
      capitalized interest                   1.4       2.8        2.7          2.7        2.6         1.3             1.3

Less: Interest capitalized                (11.5)         -          -            -          -           -               -

                                         -------   -------   --------     --------   --------   -------------------------
      Subtotal                            (139.6)    227.0      382.5     (1,027.7)    (287.8)     (283.2)         (232.7)
                                         -------   -------   --------     --------   --------   -------------------------

Fixed charges:

      Interest expensed and
      capitalized and
      amortization of debt
      discounts and premiums
      on all indebtedness                   21.0      40.0       41.6         44.6       52.0        16.1            31.3
                                                              .
      Interest on rental expenses           15.4      13.0        7.8         16.5        3.6         6.0             1.8

                                         -------   -------   --------     --------   --------   -------------------------
      Total fixed charges                   36.4      53.0       49.4         61.1       55.6        22.1            33.1
                                         -------   -------   --------     --------   --------   -------------------------

Earnings                                 $(103.2)  $ 280.0   $  431.9   $   (966.6)  $ (232.2)  $  (261.1)       $ (199.6)
                                         -------   -------   --------     --------   --------   -------------------------

Ratio of earnings to fixed charges             -       5.3        8.7            -          -           -               -
                                         =======   =======   ========     ========   ========   =========================